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                                                                      Exhibit 13

                           NUVEEN INVESTMENT TRUST

                            Subscription Agreement
                            ----------------------

     This Agreement made this 29th day of July, 1996 by and between Nuveen Investment Trust, a Massachusetts business trust (the "Fund"), and Nuveen Institutional Advisory Corp., a Delaware corporation (the "Subscriber");

                                  WITNESSETH:

     WHEREAS, the Fund has been formed for the purposes of carrying on business as an open-end diversified management investment company; and

     WHEREAS, the Subscriber has been selected by the Fund's Board of Trustees to serve as investment adviser to the Fund; and

     WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Fund wishes to sell to the Subscriber, 5,004 common shares (417 shares of each of the four classes of shares designated in the Fund's Establishment and Designation of Classes, a total of 1,668 shares of each of the three series of shares designated in the Fund's Establishment and Designation of Series of Shares of Beneficial Interest), for a purchase price of $20.00 per share;

     NOW THEREFORE, IT IS AGREED:

     1. The Subscriber subscribes for and agrees to purchase from the Fund 5,004 common shares, (417 shares of each of the four classes of shares designated in the Fund's Establishment and Designation of Classes, a total of 1,668 shares of each of the three series designated in the Fund's Establishment and Designation of Series of Shares), for a purchase price $20.00 per share. Subscriber agrees to make payment for these shares at such time as demand for payment may be made by an officer of the Fund.

     2. The Fund agrees to issue and sell said shares to Subscriber promptly upon its receipt of the purchase price.

     3. To induce the Fund to accept its subscription and issue the shares subscribed for, the Subscriber represents that it is informed as follows:

     (a) That the shares being subscribed for have not been and will not be registered under the Securities Act of 1933 ("Securities Act");

     (b) That the shares will be sold by the Fund in reliance on an exemption from the registration requirements of the Securities Act;

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                                       2

     (c) That the Fund's reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the representations and agreements contained in this Subscription Agreement;

     (d) That when issued, the shares will be "restricted securities" as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations under the Securities Act ("Rule 144") and cannot be sold or transferred by Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available;

     (e) That there do not appear to be any exemptions from the registration provisions of the Securities Act available to the Subscriber for resale of the shares. In the future, certain exemptions may possibly become available, including an exemption for limited sales including an exemption for limited sales in accordance with the conditions of Rule 144.

The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put it on notice as to restrictions on the transferability of the shares.

     4. To further induce the Fund to accept its subscription and issue the shares subscribed for, the Subscriber:

     (a) Represents and warrants that the shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof; and

     (b) Agrees that any certificates representing the shares subscribed for may bear a legend substantially in the following form:

           The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 or any other federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available.

     5. This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.

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     6.   The Fund's Declaration of Trust is on file with the Secretary of the
Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund by the Fund's officers as officers and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

     IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.



                                            NUVEEN INVESTMENT TRUST


                                            By: /s/ James J. Wesolowski
                                               ---------------------------------


NUVEEN INSTITUTIONAL ADVISORY CORP.

By: /s/ Ronald E. Toupin, Jr.
   ---------------------------------